EXHIBIT 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), made and entered into as of this 1st day of July 2005 (“Effective Date”), by and between Bronco Drilling Company, Inc., a Delaware corporation (“Employer”), with address of 14313 N. May Avenue, Suite 100, Oklahoma City, OK 73134, and Steven C. Hale, an individual, residing at 4000 S.E. 72nd S.E. Avenue, Norman, Oklahoma 73126 (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer is engaged in the contract land drilling business;

WHEREAS, Employee is a key employee in the business of Employer, and is highly experienced in the management and in conducting the business of Employer. Employer is desirous of entering into an agreement with Employee, whereby said Employee will continue to be employed by Employer in order to serve on an ongoing basis, upon the terms and conditions hereinafter provided; and

WHEREAS, Employee is willing to enter into this Agreement with Employer, in consideration of the payments to be made to him by Employer, and certain other additional and valuable benefits and inducements to be granted to him by Employer as hereinafter set forth and in accordance with the conditions hereinafter provided, the sufficiency of which Employee hereby acknowledges.

NOW, THEREFORE, for and in consideration of the conditions hereinbelow to be performed on the part of the respective parties hereto, and in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby jointly and severally agreed by and between Employer and Employee as follows, to-wit:

1. EMPLOYMENT. Upon the terms and conditions hereinafter set forth, (1) Employer hereby employs Employee in the position of President and Chief Operating Officer and (2) Employee hereby accepts employment with Employer to serve in the position of President and Chief Operating Officer of Employer and to render services, perform duties and discharge such other responsibilities as may be assigned to him by the board of directors of Employer and the Chief Executive Officer of the Employer, including, without limitation, those services, duties and responsibilities set forth in Section 3.

2. TERM OF EMPLOYMENT. Subject to the provisions on termination of employment contained in Section 9 herein, the term of the employment provided for herein of Employee by Employer shall be for a period of one (1) year, beginning on the Effective Date of this Agreement and ending on the date which is the last day prior to the first (1st) anniversary of the Effective Date. This Agreement shall automatically renew for successive one (1) year terms unless either party gives written notice of its or his intent not to renew this Agreement at least thirty (30) days prior to the expiration of the then-current term.

3. DUTIES. Subject to the control and direction of the board of directors of Employer and the Chief Executive Officer of Employer, Employee shall oversee Employer’s operations. Employee shall render services to the Employer in accordance with this Agreement and agrees that he will devote his best efforts and all of his business time and attention to all facets of the business of the Employer and will faithfully and diligently carry out his duties. The Employee shall comply with all Employer policies in effect from time to time and shall comply with all laws, statutes, ordinances, rules and regulations relating to the performances of services for the Employer under this Agreement. During the term of this Agreement, Employee shall serve, subject to the control of the Employer, generally supervise, plan and direct the business and affairs of Employer and agrees to travel as necessary to perform his duties under this Agreement. Employee shall exercise and perform such other powers and duties as may be from time to time prescribed or assigned to him by the Employer, or as may be otherwise prescribed by the Bylaws of the Employer. The designation by Employer of any other duties or any other titles for Employee during the term of this Agreement shall not affect Employee’s compensation as provided for herein.

4. COMPENSATION.

a. During the term of this Agreement, the Employee shall be paid an annual base salary by Employer for the services rendered to Employer by Employee, as described above, in the amount of ONE HUNDRED AND SEVENTY-FIVE THOUSAND AND NO/100 DOLLARS ($175,000.00) per year. This salary shall be payable to Employee in twelve (12) monthly installments of FOURTEEN THOUSAND FIVE HUNDRED EIGHTY-THREE AND 33/100 DOLLARS ($14,583.33) per month for each month during which services are rendered by Employee to Employer during the term of this Agreement.

b. Employer shall pay Employee the amount determined in subparagraph (a) above on a monthly basis on the first day of each month, subject to normal salary deductions for the amount so owing, including, but not limited to, those Social Security, Medicare, Federal and state income withholding taxes.

5. ADDITIONAL EMPLOYEE BENEFITS. In addition to the annual base salary provided above, Employer agrees to provide to employee, or reimburse Employee for, the following additional benefits and expenses:

a. During the term of this Agreement, Employer shall furnish and provide to Employee, at its sole cost and expense, the following described employee benefits, upon the same basis that Employer provides these same benefits to its other employees. In the event Employer does not provide any of the following benefits to its employees, it shall not be required to initiate a program solely to provide such benefits to Employee. However, if Employer should at any time in the future provide such benefits to its employees, any such benefits shall also be provided to Employee upon the same basis that it is provided to such other employees of Employer, whether or not such benefit is listed below; provided, however, that nothing herein contained shall be deemed to require Employer to adopt or maintain any particular plan or policy.

b. Hospitalization, Dental, Accident and Major Medical Insurance Benefits to Employee. The opportunity to participate in any group life insurance program on a basis comparable to the participation provided under any plans of such kind to other employees of Employer. In any case, Employer will be expected to make contributions toward the cost of such plans for Employee at the same rate and in the same manner as it makes for its other employees; provided, however, that nothing herein contained shall be deemed to require Employer to adopt or maintain any particular plan or policy.

c. In addition to the compensation above set forth, Employee shall also be entitled to reimbursement by Employer for his actual out-of-pocket expenses incurred in the conduct of Employer’s business, which shall be limited to ordinary and necessary items and such other valid expenditures as may be determined by Employer to be appropriate expenditures on behalf of Employer, from time to time, including but not limited to reimbursement of mileage paid at the then current IRS approved rate. The reimbursement of said expenses and the amounts and the extent to which they shall be reimbursed shall be decided on a case-by-case basis by Employer, as the case may be; provided, however, Employer may, at any time, and from time to time, establish a policy or policies for allowing certain amounts for reimbursements of certain types of specified business expenses, incurred by Employee. Employee shall, in every instance, support any claims for reimbursement for expenses by adequate proof of such expenditures in the form of cancelled checks, vouchers, bills or in any other forms satisfactory to the Employer.

d. Employee shall be entitled to at least two weeks of vacation with pay during any one (1) year of the term of this Agreement. Employee agrees that he will take vacation days only at such times that will not unduly interfere with or hamper the operation of Employer’s business. Upon termination of this agreement for any reason, Employer shall pay Employee an amount equal to any accrued and unpaid vacation existing on the date of such termination.

6. DISABILITY.

a. Employer may terminate this Agreement, at any time Employee shall be deemed by the board of directors of Employer to have sustained a “disability.” Employee shall be deemed to have sustained a “disability” if he shall have been unable to perform his duties for a period of more than ninety (90) days in any twelve (12) month period. Upon termination of this Agreement for disability, Employer shall pay Employee an amount equal to any accrued and unpaid salary existing on the date of such termination. After such termination, Employee shall be responsible for paying for the total cost of the insurance provided by the Employer to Employee and his family, including the cost of medical insurance.

7. CONFIDENTIAL INFORMATION.

a. Employee acknowledges that in the Employee’s employment hereunder, the Employee will be making use of, acquiring and adding to the Employer’s trade secrets and its confidential and proprietary information of a special and unique nature and value relating to such matters including, but not limited to, the Employer’s business operations, internal structure, financial affairs, programs, software, systems procedures, manuals, confidential reports, list of investors, all of which shall be deemed to be “confidential information.” The Employee acknowledges that such confidential information has been and will continue to be of central importance to the business of Employer and that disclosure of it to or its use by others could cause substantial loss to Employer. Accordingly, during the initial term and any renewal term of this Agreement and for a period of five (5) years from and after leaving the employ of Employer for any reason whatsoever, the Employee shall not, for any purpose whatsoever, directly or indirectly, divulge or disclose to any person or entity any of such confidential information which was obtained by Employee as a result of Employee’s employment with Employer or any trade secrets of the Employer, but shall hold all of the same confidential and inviolate.

b. All contracts, agreements, financial books, records, instruments and documents, investor lists, memoranda, data, reports, programs, software, tapes, rolodexes, telephone and address books, letters, research, cardex, listings, programming, and any other instruments, records or documents relating or pertaining to the business of the Employer (collectively the “Records”) and all confidential information shall at all times be and remain the property of Employer. Upon termination of this Agreement and the Employee’s employment under this Agreement for any reason whatsoever, the Employee shall return to employer all Records and confidential information (whether furnished by Employer or prepared by Employee).

c. All inventions and other creations, whether or not patented or copyrightable, and all ideas, reports and other creative works, including, without limitation, computer programs, manuals and related materials, made or conceived in whole or in part by the Employee while employed by the Employer which relate in any manner whatsoever to the business, existing or proposed, of Employer or any other business or research or development effort in which Employer or any of its subsidiaries or affiliates engages in during Employee’s employment by Employer will be disclosed promptly by the Employee to the Employer and shall be the sole and exclusive property of Employer.

8. NONSOLICITATION.

a. Business Relationships and Goodwill. Employee acknowledges and agrees that he will be given Confidential Information. Employee further acknowledges and agrees that this creates a special relationship of trust and confidence between Employer, Employee and Employer’s current customers and employees. Employee further acknowledges and agrees that there is a high risk and opportunity for any person given such responsibility and Confidential Information to misappropriate the relationship and goodwill existing between Employer and Employer’s customers and employees. Employee therefore acknowledges and agrees that it is fair and reasonable for Employer to take steps to protect itself from the risk of such misappropriation. Consequently, Employee agrees to the following nonsolicitation covenants.

b. Nonsolicitation of Company Customers and Employees. Employee agrees that during his employment, Employee shall not (a) solicit the business of any established customer of Employer in the United States; or (b) (1) solicit, entice, persuade, or induce any employee, agent or representative of Employer, who is an employee, agent or representative of Employer on the date of such Termination Event, to terminate such person’s relationship with Employer or to become employed by any business or person other than Employer; (2) approach any such person for any of the foregoing purposes; (3) authorize, solicit, or assist in the taking of such actions by any third party; or (4) hire or retain any such person. Employee agrees that, if requested by Employer in writing within twenty (20) business days of the Termination Event, for a period of twelve (12) months following the Termination Event, Employee shall not (a) solicit the business of any established customer of Employer in the United States; or (b) (1) solicit, entice, persuade, or induce any employee, agent or representative of Employer, who was an employee, agent or representative of Employer upon the termination or expiration of this Agreement, to terminate such person’s relationship with Employer or to become employed by any business or person other than Employer; (2) approach any such person for any of the foregoing purposes; (3) authorize, solicit, or assist in the taking of such actions by any third party; or (4) hire or retain any such person; provided that Employer shall be required to pay to Employee an amount equal to his then current base salary, as set forth and described in Section 4 of this Agreement, less any amounts paid or payable by Employer under Section 10 of this Agreement, payable to Employee in twelve (12) equal monthly installments; provided further, that Employer, in its sole and absolute discretion, may, with twenty (20) business days prior written notice, terminate the payment of any future monthly payments required by this Section 8(b) in which event Employee’s obligations under this Section 8(b) will terminate. “Established customer” means a customer who has been a customer of Employer within one year of the termination of the employment of Employee. “Termination Event” means any termination or expiration of this Agreement for any reason, including expiration of the initial term or any additional term of this Agreement, written notice of intent not to renew this Agreement pursuant to Section 2, or a termination for a reason specified in Section 6 or Section 9.

c. Acknowledgement. Employee acknowledges that the nonsolicitation covenants provided in this Section 8, are reasonable in terms of geography, scope and duration and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Employee acknowledges and recognizes that the enforcement of any of the provisions in this Agreement by Employer will not interfere with Employee’s ability to pursue a proper livelihood. Employee further agrees not to challenge the enforceability or the enforcement of these restrictive covenants.

9. TERMINATION OF EMPLOYMENT.

This Agreement shall be terminated only upon the happening of one or more of the following events:

a. Employer shall be entitled to terminate the Employee’s employment hereunder for cause upon the occurrence of any one or more of the following events:

(i) the voluntary or involuntary dissolution of Employer;

(ii) the voluntary or involuntary liquidation of winding-up of Employer;

(iii) the death of Employee, or the disability of Employee for more than one hundred twenty (120) days in any twelve (12) month period of time during the term of this Agreement pursuant to the provisions of Section 6 of this Agreement above;

(iv) the entry of a plea of nolo contendere for or Employee’s admission, indictment or conviction of a felony or other crime involving fraud, dishonesty, moral turpitude, or which otherwise results in material injury to Employer or its standing in the community;

(v) the deliberate and intentional refusal (except by reason of disability) by Employee to devote the amount of business time required to perform his duties, after failure to cure such refusal or problem within thirty (30) days after receiving written notice detailing the alleged refusal or cause for such dismissal under this subparagraph from Employer or its affiliates; or

(vi) if Employee is placed in bankruptcy, whether voluntary or involuntary (if involuntary only if the petition is not discharged within a period of 90 days after filed), or Employee makes an assignment for the benefit of his creditors.

If Employee dies during the term of this Agreement, any monthly salary due Employee under this Agreement shall be paid to the person or entity designated by Employee, or in the absence of such written designation to the person or entity designated in Employee’s Last Will and Testament, or, in absence thereof, to his surviving spouse or, if none, to his estate.

b. Employer may terminate the employment of Employee under this Agreement, without cause at any time during the term of this Agreement, to be effective not less than thirty (30) days from delivery of written notice of such termination without cause by Employer to Employee.

c. Employee may voluntarily terminate his employment under this Agreement with Employer, with or without cause, effective not less than thirty (30) days from delivery of written notice of such termination by Employee to Employer.

d. Upon termination of the Employee’s employment under this Agreement pursuant to this Section 9, neither party shall thereafter have any further rights, duties or obligations under this Agreement, except as otherwise specifically provided hereunder, but each party shall remain liable and responsible to the other for all prior obligations and duties hereunder for all acts and omissions of such party, its agents, servants and employees prior to such termination.

10. EMPLOYEE’S RIGHTS TO ADDITIONAL COMPENSATION AND BENEFITS UPON TERMINATION OF HIS EMPLOYMENT BY EMPLOYER WITHOUT CAUSE. If Employee is terminated under this Agreement by Employer without cause pursuant to the provisions of Section 9(b) of this Agreement, above, then and in that sole event, Employee shall be entitled to the following additional rights and benefits by reason thereof.

a. Employer shall be required to pay to Employee, within ten (10) days of the effective date of the termination of Employee’s employment under this Agreement pursuant to the provisions of Section 9(b) above, an aggregate amount equal to three (3) months of his then current base salary, as set forth and described in Section 4 of this Agreement, above.

11. MISCELLANEOUS PROVISIONS.

a. This Agreement shall be binding upon and shall inure to the benefit of Employer and Employee, and their respective heirs, personal and legal representatives, successors and assigns.

b. In view of the fact that the principal offices of Employer are located in the State of Oklahoma, and the services to be rendered herein are to be substantially rendered in the State of Oklahoma, it is understood and agreed by the parties hereto that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the laws of the State of Oklahoma.

c. Any action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement must only be brought in any federal court located in the State of Oklahoma or any Oklahoma state court, and each party consents to the non-exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such, action, suit or proceeding in any such court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

d. EACH PARTY ACKNOWLEDGES THAT ANY DISPUTE THAT MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO ENCOMPASS ANY AND ALL ACTIONS, SUITS AND PROCEEDINGS THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY REPRESENTS THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND WITH THE ADVICE OF COUNSEL HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND REPRESENTATIONS IN THIS SECTION 11(d).

e. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 11(e) shall survive the expiration of this Agreement or its termination for any reason.

f. Employee for himself and his past, present, and future representatives, administrators, executors, employees, agents, consultants, principals, attorneys, partners, joint venturers, affiliates, successors and assigns hereby fully and irrevocably release, acquit and discharge Employer and any of its affiliates and each of their respective past and present directors, officers, stockholders, members, employees, agents, attorneys, affiliates, predecessors, successors and assigns (the “Released Parties”), from any and all claims, liabilities, damages, losses, obligations, rights, actions, defenses, debts, demands, costs, contracts, security interests, allegations and causes of action, whether known or unknown, past or present, existing or potential, suspected or unsuspected, latent or patent, direct or indirect, at law or in equity

(collectively “Claims”), which any of them had or now has, against the Released Parties, arising from or related to the Employment Agreement, effective as of July 1, 2003, by and between Bronco Drilling Company, L.L.C. and Employee which has expired by its terms and is no longer in effect or binding upon the parties thereto (the “Old Employment Agreement”) or otherwise other than Claims arising under this Agreement and the Letter Agreement by and between Bronco Drilling Holdings, L.L.C. and Employee.

g. All notices required or permitted herein must be in writing and shall be deemed to have been duly given on the date of service if served personally or by telecopier, telex or other similar communication to the party or parties to whom notice is to be given, on the next day if notice is effected by overnight mail service, or on the third business day after mailing, if mailed to the party or parties to whom notice is to be given by registered or certified mail, return receipt requested, postage pre-paid, to the address of such party, as set forth in the first paragraph of this Agreement, or to such other addresses as any party to this Agreement may designate to the other from time to time for this purpose. Any communication, which is mailed by overnight mail or sent, by telecopier or telex shall be confirmed immediately, but failure to so confirm shall not affect the effectiveness of such notice from and after the day on which such notice is actually received.

h. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

i. This Agreement contains the entire agreement and understanding by and between Employer and Employee with respect to Employee’s employment by Employer as herein described, and supersedes all prior oral or written agreements and understandings between the parties to this Agreement, relating to the subject matter of this Agreement, including without limitation the Old Employment Agreement. No change or modification of this Agreement shall be valid or binding unless the same is in writing and signed by the party intending to be so bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced. Moreover, no valid waiver of any provision of this Agreement, at any time, shall be deemed to be a waiver of any other provision of this Agreement at such time, or will be deemed a valid waiver of such provision at any other time.

j. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

k. Time shall be of the essence with respect to the performance by the parties hereto of their respective obligations hereunder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement as of the day and year first above written to be effective as of the date stated in the first paragraph above.

“EMPLOYER”

BRONCO DRILLING COMPANY, INC.
A Delaware corporation

By:	/s/ D. FRANK HARRISON
D. Frank Harrison
President and Chief Executive Officer

“EMPLOYEE”

/s/ STEVEN C. HALE
Steven C. Hale